GRAND PRIX FUNDS, INC.
                      RULE 18f-3
                  MULTIPLE CLASS PLAN


     Grand Prix Funds, Inc. (the "Company"), a registered investment company currently consisting of the Grand Prix Fund (the "Fund"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares of the Fund. A majority of the Board of Directors of the Company, including a majority of the directors who are not interested persons of the Company, has determined in accordance with Rule 18f-
3(d) that the following plan (the "Plan") is in the best interests of each class individually and the Company as a whole:

     1. Class Designation. Fund shares will be designated either Class A or Class C.

     2. Class Characteristics. Each class of shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth below:

     Class A:       Class A shares will be offered for
                    sale at net asset value per share
                    plus a maximum initial sales charge
                    of 5.25%.  Class A shares are
                    subject to a distribution plan
                    adopted pursuant to Rule 12b-1
                    under the 1940 Act which provides
                    for an annual distribution fee of
                    up to 0.25% of the average daily
                    net assets of the Fund attributable
                    to Class A shares, computed on an
                    annual basis.  The distribution
                    plan fees for the Class A shares
                    will be used to pay the Fund's
                    distributor or others who render
                    assistance in distributing or
                    promoting Class A shares, a
                    distribution and shareholder
                    servicing fee of up to 0.25%.

     Class C:       Class C shares will be offered for
                    sale at net asset value per share
                    plus a maximum initial sales charge
                    of 1.00%.  Class C shares will be
                    subject to a distribution plan
                    adopted pursuant to Rule 12b-1
                    under the 1940 Act which provides
                    for an annual distribution fee of
                    1.00% of the average daily net
                    assets of the Fund attributable to
                    Class C shares, computed on an
                    annual basis.  The distribution
                    plan fees for the Class C shares
                    will be used to compensate the
                    distributor, selling broker-dealers
                    or others who render assistance in
                    distributing or promoting Class C
                    shares or for providing shareholder
                    services.

     3. Expense Allocations. The following expenses will be allocated on a class-by-class basis, to the extent practicable: (i) fees under the distribution plan adopted pursuant to Rule

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12b-1 under the 1940 Act; (ii)
accounting, auditor, litigation or other legal expenses relating solely to a particular class; and (iii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular class. Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular class will be allocated on the basis of the net asset value of each class in relation to the net asset value of the Fund. Notwithstanding the foregoing, a service provider for the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the 1940
Act.

     4. Exchanges and Conversions. There are no conversion features associated with the Class A or Class C shares.

     5. General. Each class will have exclusive voting rights with respect to any matter related solely to such class's Rule 18f-3 arrangements. Each class will have separate voting rights with respect to any matter submitted to shareholders in which the interests of one class differ from the interests of the other class.
Each class will have in all other respects the same rights and obligations as each other class. On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the classes of shares. The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. The Fund's investment adviser and distributor will be responsible for alerting the Board of Directors to any material conflicts that may arise. Any material amendment to this Plan must be approved by a majority of the Board of Directors, including a majority of the directors who are not interested persons of the Company, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable class, which contains additional information about that class.